Exhibit 99.1

      FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2010

Net earnings per diluted share from continuing operations rise 12 percent to $0.87 for the quarter and $2.96 for fiscal year 2010; net orders grow by 15 percent in Oncology Systems and X-Ray Products businesses for the quarter

PALO ALTO, Calif., Oct. 28, 2010 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings from continuing operations of $0.87 per diluted share in the fourth quarter of fiscal year 2010, up 12 percent from $0.78 in the year-ago quarter.  Net earnings per diluted share from continuing operations for fiscal year 2010 climbed to $2.96, also up 12 percent from $2.65 in fiscal year 2009.  Including discontinued operations, net earnings were $0.87 per diluted share for the fourth quarter and $2.91 for the fiscal year.  Compared to the same periods in fiscal year 2009, fourth-quarter revenues grew 2 percent to $652 million and revenues for fiscal year 2010 rose by 6 percent to $2.4 billion.

Net orders rose by 12 percent to $777 million for the fourth quarter and increased by 10 percent to $2.6 billion for the fiscal year, excluding from the year-ago periods a $62 million proton therapy system order that has been cancelled.  Excluding the proton order, the year-ending backlog rose 10 percent to $2.2 billion.  Including the proton order in the year-ago periods, net orders rose 3 percent for the fourth quarter and 5 percent for the fiscal year, and the year-ending backlog rose 7 percent.

“Our Oncology Systems and X-Ray Products businesses each generated solid order gains and achieved double-digit increases in backlog with the help of strong demand for new products, particularly our TrueBeam™ system and flat panel detectors,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Total revenues expanded modestly, reflecting the economic challenges and slower order activity that we experienced in the previous year, particularly in North America.  Product and territorial mix shifts within the Oncology business, a comparatively stronger dollar, and product launch costs contributed to a decline in the company’s margins for the fourth quarter, but margins were up for the year.”

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2010	Page 2

The company ended the fiscal year with $520 million in cash and cash equivalents and $43 million of debt. During the fourth quarter, the company spent $255 million to repurchase 4.8 million shares of common stock, including an accelerated buyback of 3.9 million shares.  The company ended the quarter with accounts receivable days sales outstanding of 82, an increase of one day from the year-ago quarter.

Oncology Systems
Oncology Systems’ fourth quarter revenues totaled $512 million, down 3 percent from the same period of fiscal year 2009.  Oncology revenues for fiscal year 2010 were $1.9 billion, up 4 percent from fiscal year 2009.  Fourth-quarter net orders were $657 million, up 15 percent, with a 24 percent gain in North America and a 7 percent increase in international markets.  Net orders for the fiscal year rose to $2.1 billion, up 10 percent from the last fiscal year, with a 4 percent gain in North America and a 16 percent increase in international markets.

“Customers placed more than 60 orders for our TrueBeam radiotherapy and radiosurgery system during the quarter, bringing cumulative orders for this exciting new product to more than 125 units since its introduction in the second quarter of this year,” said Guertin.  “TrueBeam together with RapidArc helped to stimulate a recovery in the North American oncology market.  Service added to growth for Oncology Systems and it now represents nearly 30 percent of annual orders and revenue for this business.”

X-Ray Products
Fourth quarter revenues for the X-Ray Products business were $107 million, up 16 percent from the year-ago quarter, and revenues for fiscal year 2010 were $403 million, up 22 percent from the prior year.  Compared to the corresponding periods in fiscal year 2009, X-Ray Products’ fourth quarter net orders rose 15 percent to $112 million, and fiscal year net orders rose 24 percent to $419 million.

“This was a record quarter for our X-Ray Products business with strong growth in orders and sales,” Guertin said. “Flat panel detectors, including our newer panels for digital radiography, led the expansion in this business.   Orders for X-ray tubes grew solidly for the quarter and the year. Record sales volumes and a mix shift toward panel shipments contributed to strong gross margins and record quarterly operating earnings for this business.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded fourth quarter revenues of $33 million, up 47 percent or $11 million from the year-ago period.  Revenues for fiscal year 2010 totaled $91 million, up 8 percent from fiscal year 2009.

Excluding the cancelled proton order, fourth quarter net orders in the Other category were $8 million, down $19 million from the year-ago quarter, and net orders for

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2010	Page 3

fiscal year 2010 totaled $61 million, down $27 million from the prior year.  “Tender award protests in the U.S. continued to hinder our security business,” Guertin said.  “Consequently, the company restructured this business and booked a $2 million restructuring charge in the fourth quarter to bring costs in line with actual business activity.”

Outlook
“Strengthened order activity for our Oncology Systems business in the second half of this fiscal year as well as ongoing momentum in our X-Ray Products business has set the stage for better growth in the company’s revenues and earnings in fiscal 2011,” said Guertin.  “For fiscal year 2011, we believe that revenues and operating earnings could increase by 10 to 11 percent over fiscal 2010 totals and that net earnings per diluted share from continuing operations could rise around 14 percent to a range of $3.34 to $3.39.  For the first quarter of fiscal year 2011, total company revenues could increase by about 8 percent over the prior year, and net earnings per diluted share from continuing operations could also rise around 15 percent to a range of  $0.71 to $0.74.”

Investor Conference Call
Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2010 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1-866-831-6270 from inside the U.S. or 1- 617-213-8858 from outside the U.S. and enter confirmation code 77390623.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 92095527.  The telephone replay will be available through 5 p.m. PT, October 29, 2010.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58  For additional information, contact investor relations at 1 650 424-5834.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,300 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2010	Page 4

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as TrueBeam and our radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “can,” “could,” “believe,” “estimate,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the strength of any recovery from the global recession; the impact of recently enacted federal health care legislation and any further health care reforms, and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges in reducing or eliminating ongoing commitments retained from our discontinued research instruments business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2010	Page 5

A summary of earnings and other financial information follows.

Varian Medical Systems, Inc. and Subsidiaries
 Condensed Consolidated Statements of Earnings
 (Unaudited)
(Dollars and shares in millions, except per share amounts)	Q4 QTR 2010	Q4 QTR 2009	Q4 YTD 2010	Q4 YTD 2009

Net orders	$776.7	755.3	2,494.8	2,380.6
Oncology Systems	657.1	569.6	2,076.4	1,890.7
X-Ray Products	112.0	97.0	418.9	339.1
Other	7.6	88.7	(0.5)	150.8

Order backlog (1)	$2,192.7	2,054.4	2,192.7	2,054.4

Revenues	$652.1	642.0	2,356.6	2,214.1
Oncology Systems	511.6	526.8	1,862.1	1,797.8
X-Ray Products	107.3	92.6	403.2	331.7
Other	33.2	22.6	91.3	84.6

Cost of revenues	$375.9	357.1	1,331.0	1,253.6

Gross margin	276.2	284.9	1,025.6	960.5
As a percent of revenues	42.4%	44.4%	43.5%	43.4%

Operating expenses
Research and development	40.5	38.1	156.7	147.4
Selling, general and administrative	86.9	96.2	334.7	339.0

Operating earnings	148.8	150.6	534.2	474.1
As a percent of revenues	22.8%	23.5%	22.7%	21.4%

Interest income/(expense), net	0.2	(0.2)	(1.3)	0.5

Earnings from continuing operations before taxes	149.0	150.4	532.9	474.6

Taxes on earnings	43.3	53.2	165.4	143.1

Earnings from continuing operations	105.7	97.2	367.5	331.5
As a percent of revenues	16.2%	15.1%	15.6%	15.0%

Loss from discontinued operations – net of taxes (2)	(0.7)	(0.2)	(7.1)	(12.5)

Net earnings	$105.0	97.0	360.4	319.0

Net earnings (loss) per share – basic:
Continuing operations	$0.89	0.78	3.02	2.67
Discontinued operations (2)	(0.01)	-	(0.06)	(0.10)
Net earnings per share	$0.88	0.78	2.96	2.57

Net earnings (loss) per share – diluted:
Continuing operations	$0.87	0.78	2.96	2.65
Discontinued operations (2)	-	(0.01)	(0.05)	(0.10)
Net earnings per share	$0.87	0.77	2.91	2.55

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	119.0	124.3	121.8	124.0
Average shares outstanding - diluted	121.4	125.3	124.0	125.0

(1)	Net orders for both Q4 QTR 2009 and Q4 YTD 2009 include $62 million for the Skandion Kliniken proton therapy system order that was cancelled in the first quarter of fiscal year 2010.
(2)	The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2010	Page 6

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	October 1, 2010 (Unaudited)	October 2, 2009 (1)
Assets
Current assets
Cash and cash equivalents	$520,221	$553,529
Accounts receivable, net	591,677	580,918
Inventories	363,933	321,861
Deferred tax assets and other	205,513	216,143
Total current assets	1,681,344	1,672,451

Property, plant and equipment	562,763	527,135
Accumulated depreciation and amortization	(294,836)	(263,075)
Property, plant and equipment, net	267,927	264,060

Goodwill	208,451	210,346
Other assets	166,230	161,391
Total assets	$2,323,952	$2,308,248

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$119,018	$116,093
Accrued expenses	287,851	304,402
Deferred revenues	141,916	130,588
Advance payments from customers	275,998	226,964
Product warranty	53,233	50,823
Short-term borrowings	20,000	4,445
Current maturities of long-term debt	5,525	9,005
Total current liabilities	903,541	842,320
Other long-term liabilities	127,175	130,751
Long-term debt	17,869	23,394
Total liabilities	1,048,585	996,465

Stockholders’ Equity
Common stock	118,007	125,281
Capital in excess of par value	508,366	516,478
Retained earnings and accumulated other comprehensive loss	648,994	670,024
Total stockholders’ equity	1,275,367	1,311,783
Total liabilities and stockholders’ equity	$2,323,952	$2,308,248

(1)  The condensed consolidated balance sheet as of October 2, 2009 was derived from audited financial statements as of  that date.